EXHIBIT 13(a)(4)(i)

Change in Independent Registered Public Accounting Firm

On August 15, 2022, the Audit and Compliance Committee of the Board of Trustees (“Board”) of American Beacon Funds, American Beacon Select Funds and American Beacon Institutional Funds Trust (collectively, the “Trusts”) recommended and approved the decision to replace Ernst & Young LLP (“EY”) as the independent registered public accounting firm to certain series of the Trusts (the “Funds”). EY’s report on the Fund’s financial statements for the fiscal periods ended October 31, 2020 and October 31, 2021 (the “Covered Period”) contained no adverse opinion or disclaimer of opinion nor was EY’s report qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements, and there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds requested that EY furnish them with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not EY agrees with the above statements. A copy of such letter is filed as an Exhibit A to this Form N-CSRS.

On August 15, 2022, the Audit and Compliance Committee of the Board also recommend and approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountant for the fiscal year ended October 31, 2022. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board with the performance of the Fund’s prior independent registered public accounting firm, EY. During the Covered Period, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).